Exhibit 99.1

Westlake Chemical Concludes Revolving Credit Agreement

HOUSTON, July 24, 2018 — Westlake Chemical Corporation (NYSE: WLK) announced today the amendment and extension of its $1 billion unsecured revolving credit agreement. The amended and extended revolving credit facility has extended the maturity date to July 2023 and replaces the previous $1 billion unsecured revolving facility which was scheduled to mature in August 2021. The revolving credit facility provides available liquidity for working capital and general corporate purposes for the company.

“We are pleased to have completed this agreement as it extends a source of additional liquidity to our company, providing increased financial flexibility and availability to fund our continued growth,” said Albert Chao, Westlake’s President and Chief Executive Officer. “We appreciate the continued confidence and support from our banks.”

About Westlake Chemical Corporation

Westlake Chemical Corporation is an international manufacturer and supplier of petrochemicals, polymers and building products with headquarters in Houston. The company’s range of products includes: ethylene, polyethylene, styrene, propylene, chlor-alkali and derivative products, PVC suspension and specialty resins, PVC compounds, and PVC building products including siding, pipe, fittings and specialty components, windows, fence, deck and film. For more information, visit the company’s Web site at www.westlake.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties relate to the risks and uncertainties inherent in the petrochemicals, polymers and building products industries discussed in our filings with the Securities and Exchange Commission. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investor Inquiries:

Mr. Steve Bender

713-960-9111

investorrelations@westlake.com

Media Inquiries:

Mr. Ben Ederington

713-960-9111

mediarelations@westlake.com